As Filed With the Securities and Exchange Commission on May 23, 1997
                                        Registration Statement No. 33-96638-A
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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           POST EFFECTIVE AMENDMENT NO. 1 TO FORM SB-1

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    U.S. AMATEUR SPORTS, INC.
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          (Name of small business issuer in its charter)

       Florida                        7940                     65-0538051
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(State or jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or           Classification Code Number)   Identification
organization)                                            Number)

     3970 RCA Boulevard, Suite 7010, Palm Beach Gardens, Florida 33410
                             (561) 622-4395
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   (Address and telephone number of issuer's principal executive offices)

     3970 RCA Boulevard, Suite 7010, Palm Beach Gardens, Florida 33410
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                  (Address of principal place of business)

                              David J. Panaia
                              10 Wyndham Lane
                     Palm Beach Gardens, Florida 33418
                               (561) 622-4395
          (Name, address and telephone number of agent for service)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ---

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___
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The initial offering period of U.S. Amateur Sports, Inc. expired on May 21,
1997.  The Company has chosen not to extend the offering beyond such date.
The Company sold 12 Units during the term of the offering for total gross proceeds of $3,600.00. The Company herein undertakes to deregister the 29,988 Units not sold in the offering.

                            SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Palm Beach Gardens, State of Florida, on May 23, 1997.

                                   U.S. Amateur Sports, Inc.

                                   By:/s/ David J.Panaia
                                      David J. Panaia, President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and dates stated.

Date:  May 23, 1997           /s/ David J. Panaia
                                  David J. Panaia
                                  President and Director


Date:  May 23, 1997           /s/ Gerald V. Bergman
                                  Gerald V. Bergman
                                  Treasurer and Director


Date:  May 23, 1997           /s/ Thomas J. Thomas
                                  Thomas J. Thomas
                                  Secretary and Director


Date:  May 23, 1997           /s/ Rene' LaCasse
                                  Rene' LaCasse
                                  Director


Date:  May 23, 1997           /s/ Jack J. Enterline
                                  Jack J. Enterline
                                  Director